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                                                                   EXHIBIT 10.26

1 May, 1999


Mr. A Vought
1499 Edgewood Drive
PaloAlto
CA 94301
USA


Dear Andy

I am delighted to inform you that your FY2000 bonus program has been set at $75,000 against objectives to be agreed with myself.

All other terms of employment remain unchanged, namely:

1.   Title of Senior Vice President and Chief Financial Officer.
2. Commencement date, 16 September, 1997. During your term of employment with Virata, you will devote your full time, skill and attention to your duties and responsibilities, and shall perform them faithfully in order to further the business goals of Virata and its affiliated entities.
3.   Salary of $182,750pa.
4. Virata will give you 18 months notice (or pay in lieu of notice) if your employment is terminated for any reason other than for cause. We would ask that you give 6 months notice to the Company. As a specific change to the normal terms of the Company's Share Option Scheme, your share options will continue to vest throughout the notice period.
5. In the event that the Company is acquired or merges with another company, you will be offered a position of equal status and conditions to Virata, its parent company or the new merged company.

Other other terms remain as in your offer letter of 10 may, 1996.

Yours sincerely

/s/ Charles Cotton

Charles Cotton
Chief Executive Officer
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May 10, 1996

ATTN:  Andrew Vought

Dear Andy:

I have great pleasure in offering you the position of Chief Financial Officer for ATM Inc. This role reports directly to the President and CEO Patrick O'Hearn.

You will be responsible for all financial matters within both ATM Ltd, the parent company and ATM Inc, the U.S. subsidiary.

This is a key role within the company and the compensation package is designated to reflect this. Your salary will be $150K per annum paid bi-weekly. You will be eligible to receive 325,000 share options at a strike price of 100 (UK) per share. A copy of the share agreement outlining terms and conditions will be sent to you.

In addition a bonus of 25,000 shares will be awarded to you upon achieving agreed objectives in FY'96.

Your annual vacation will be 3 weeks accrued on a linear basis.

You will be covered by the Ollvetti Health and Benefits package. An outline of this package has been provided to you.

Your start date is TBD.

If you have any questions regarding the offer please do not hesitate to contact me. I look forward to receiving your signed acceptance of this offer as soon as possible.

Best regards,

/s/ P. A. O'Hearn

Patrick O'Hearn                              /s/ Andrew Vought
                                             -----------------
President and CEO                            Acceptance Signature
Advanced Telecommunication Modules Ltd.

                                             May 13, 1996
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                                             Date

POH:gs